Exhibit 99.1

For Immediate Release	Contact:	Dianne Will (Investors)
Investor Relations
518-398-6222
dwill@willstar.net

Kristin Boza (Media Inquiries)
Edelman
312-233-1295
kristin.boza@edelman.com

CRYO-CELL REPORTS RESULTS FOR FISCAL 2009

Company Reports Profitable Fiscal 2009 With Net Income of $1.4 million

Oldsmar, FL – March 1, 2010 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks and an industry leader of innovative stem cell solutions, today announced results for fiscal 2009.

Consolidated revenues for the fiscal year ended November 30, 2009 were approximately $16.3 million compared to approximately $17.3 million for the fiscal year ended November 30, 2008. The Company reported net income in fiscal 2009 of approximately $1.4 million, or $0.12 per basic common share, compared to a net loss of approximately $726,000, or ($0.06) per basic common share, in fiscal 2008. The net income in fiscal 2009 is primarily the result of an 18% decrease in marketing, general and administrative expenses and a 26% decrease in cost of sales compared to the same period in 2008.

The Company recognized approximately $1.3 million in licensee income for the fiscal year ended November 30, 2009, compared to approximately $1.0 million for the fiscal year ended November 30, 2008. Licensee income for fiscal 2009 principally consisted of approximately $1.1 million in royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements as compared to approximately $813,000 in the 2008 period. The increase is due to an increase in the customer base of the Company’s international affiliates. The remaining 2009 and 2008 licensee income related to installment payments of non-refundable up-front license fees from the licensing of the Company’s U-Cord program in Nicaragua and Venezuela and the Company’s C’elle program in India.

Consolidated revenues for the three month period ended November 30, 2009 were approximately $4.0 million compared to approximately $4.1 million for the three month period ended November 30, 2008. The Company reported a net loss for the three months ended November 30, 2009 of approximately ($278,000), or ($0.02) per basic common share, compared to net income of approximately $66,000, or $0.00 per basic common share, for the three months ended November 30, 2008. The net loss for the three months ended November 30, 2009 includes a one-time charge of approximately $697,000 for the Safti-Cell contract cancellation. Due to the cancellation of the contract with Safti-Cell, and moving all of the specimens previously stored by Safti-Cell to the Company’s storage facility in Oldsmar, Florida, the Company expects to save approximately $3,300,000 in storage expense over the next twelve years. This one-time charge is partially offset by a 29% decrease in cost of sales. In addition, research and development expenses were approximately $16,000 during the three months ended November 30, 2009, a decrease of approximately 50% in comparison to the three months ended November 30, 2008.

As of November 30, 2009, the Company had approximately $7.8 million in available cash, cash equivalents, marketable securities and other investments compared to $4.7 million as of November 30, 2008, an increase of 66% year over year . The Company has no long-term debt.

The Company’s C’elle(SM) service is the first and only one of its kind, empowering women to collect and cryopreserve stem cells from their own menstrual flow. Stem cells harvested from menstrual blood are proven to be a rich source of undifferentiated stem cells which proliferate rapidly and have the ability to become many different types of cells. These stem cells are a potential source for promising regenerative therapies that may possibly treat debilitating diseases in the future. The Company continues to make significant progress in advancing collaborative research partnerships to potentially develop a broad range of regenerative therapeutic applications utilizing Cryo-Cell’s patent-pending stromal menstrual stem cell technology for possible future treatment of disorders such as stroke, diabetes, vascular regeneration and breast cancer. Under the terms of the Company’s C’elle scientific collaboration agreements that are independently-funded by the Company’s respective research partners, Cryo-Cell is expected to own 50% of the intellectual property associated with potential breakthrough therapies that may emerge from a diverse spectrum of R&D initiatives. In October 2009, Cryo-Cell was named a finalist for the Tampa Bay Technology Forum’s (TBTF) Innovation of the Year award.

“In fiscal 2009, Cryo-Cell achieved major progress on multiple fronts”, stated Mercedes A. Walton, Chairman and CEO. “Despite continuing challenges associated with U.S. consumer confidence and discretionary household spending; coupled with the increasing focus on public cord blood banking, Cryo-Cell is pleased to report results for fiscal 2009 that include gross margins of 67%, a cash-positive balance sheet, no long-term debt, global revenue growth and profitability in fiscal 2009. During FY09, the Company continued to improve operating efficiencies while building upon our position as industry quality leader. In FY09, the Company’s balance sheet was significantly strengthened by the generation of $3.1 million of cash. We are particularly pleased to have strategically utilized corporate resources for the Safti-Cell dual storage contract cancellation which we believe will bring a favorable return on investment in the coming future.”

“We believe that consumers are keenly influenced by Cryo-Cell’s long-standing legacy as a superior quality and high-value industry leader with a loyal and growing base of over 200,000 clients worldwide.” Walton continued, “During FY09, the Company continued to successfully advance commercialization of our exclusive ground-breaking service, C’elle, which is based on Cryo-Cell’s expansive patent-pending IP technology portfolio. This innovative and proprietary new service is available both as a standalone product and as a uniquely differentiated “Protect Baby, Protect Mom”® bundle with our signature U-Cord® product. During FY09 the Company executed technology license agreements for C’elle with global partners in China, Thailand, Brazil, Italy, Germany and Spain. These exclusive technology license agreements are expected to provide Cryo-Cell with future royalty fees from the processing and annual storage of menstrual stem cells.”

“Looking to the future, Cryo-Cell intends to continue our aggressive focus on both strategic and organic growth opportunities which may potentially include global expansion; further diversification of the Company’s IP portfolio; technology licensing; clinical development and prospective M&A initiatives. The Company’s innovative business model has uniquely well-positioned Cryo-Cell to reap significant possible upside from the potential commercialization of our proprietary C’elle menstrual stem cell technology for one or more future breakthrough therapies; without incurring the onerous financial burdens characteristically associated with a robust and dynamic R&D pipeline.”

“Cryo-Cell continues to make exciting progress,” Walton concluded, “and we anticipate that shareholder value will increasingly reflect the Company’s favorable operating performance and emerging enterprise value.”

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with greater than 200,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched C’elle (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

About C’elle

The C’elleSM service was introduced in November 2007 as the first and only service that empowers women to collect and cryopreserve menstrual flow containing undifferentiated adult stem cells for future utilization by the donor or possibly their first-degree relatives in a manner similar to umbilical cord blood stem cells. For more information, visit www.celle.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the actual strength of its momentum, actual future shareholder and enterprise value, the success of the Company’s global expansion initiatives and product diversification, the Company’s future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business, the future costs to the Company related to R&D initiatives, the actual return on investment relative to the Safti-Cell acquisition and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.